Exhibit 10.10

EMPLOYMENT CONTRACT

Between

Y-mAbs Therapeutics A/5 Agern Alle 11

2970 Hørsholm (the "Employer")

and

Dr. Vignesh Rajah’

[***]

(the "Employee")

(collectively the "Parties")

1.	Period of employment, Title, Reporting Person
1.1	The Employee is employed as of June 2nd, 2020 by the Employer, a company engaged in drug development.
1.2	The Employee is employed as Senior Vice President and Chief Medical Officer (CMO) and is reporting to the Company's CEO (hereinafter referred to as the "Reporting Person").
1.3

The Employee accepts to be qualified and publicly named as an insider of Y-mAbs Therapeutics Inc. ("Parent") with reporting and other obligations under section 16 of the US Securities Exchange Act of 1934, as amended.

2.	Tasks and place of work
2.1

The Employee's primary tasks will be overseeing and managing any medically related activities of the Company, both on development related activities and commercial programs as well as advising executive management on such topics and participating in clinical development program planning. However, the Employer is entitled to, at any time, to instruct the Employee to carry out additional tasks within the general work area of the Employee.

2.2The Employee's normal place of work is at the office at Hørsholm. The Employee must expect, though, meeting activities, projects, etc. outside the normal place of work. If agreed with the reporting person, the Employee may work from home.

2.3	The Employee is aware of and accepts that the position may incur some travelling activity.
3.	Working hours

3.1The weekly working hours will be 37 hours, exclusive of lunch distributed on five working days.

3 .2

The Employee may plan the working time to make it fit the normal average working hours, but unless otherwise agreed with the reporting person, the Employee is expected to be in the office between 9: 00 am and 5: 00 pm.

3 .3

The Employee is entitled to a lunch break of 30 minutes per working day. The lunch break is to be held with due consideration to the performance of the work tasks. It is a material assumption for Employer's hiring of the Employee and his/her continued employment, that the Employee is legally entitled to travel to the US for business purposes. The Employee represents that he/she is (i) participating in or is eligible for and intends (no later than at the first day of employment) to participate in the US Visa Waiver Program or (ii) otherwise legally entitled to travel to the US for business purposes. The Employee agrees to maintain his/her right to travel to the US for business purposes for the duration of the employment and to inform the Employer should he/she no longer be legally entitled to travel to the US for business purposes

3.4

The Employee is aware of and accepts, that the employment (within the mandatory limitations of Danish law), is not subject to maximum working hours, and that the Employee is obliged to assume working overtime to the extent necessary. Furthermore, the Employee is obliged to participate in meetings with other employees and the management of the Employer, and the Employee must - to the extent necessary - participate in training courses and other business meetings beyond normal working hours. Overtime in regard to the weekly working hours mentioned In clause 3.1 above Is not compensated separately, neither through salary nor through time off. The salary mentioned below in clause 4.1 thus includes payment for such overtime. Similarly, no compensation is paid for overtime performed on Sundays or public holidays or in connection with travelling activities.

4.	Salary and benefits
4.1

The gross base salary is DKK 1.920.000 per year, payable monthly in arrears less tax deductions on or around the last banking day of the month, the first payment to be made at the end of the first month of employment. Furthermore the company will reimburse housing costs In Denmark for up to DKK 15.000 per month.

4.2

Employees participate in the Employer's pension scheme with Danica Pension with a minimum contribution of 5%. The entire pension contribution will be paid out of the Employee's base salary which has been set accordingly.

4.3

Each year in December, the first time in December 2021, a potential adjustment of the salary according to clause 4.1 is discussed with the reporting person and an adjustment {if any) will become effective as of January 1 in the following year.

4.4

The Employer shall provide at the free disposal of the Employee, a mobile phone and a portable computer and shall pay all costs in connection herewith. In the event of termination of this Agreement, for whatever reason, and upon the Employer's request, the Employee is obliged to forthwith return the mobile phone and the portable computer to the Employer. The Employee will be entitled to receive a monthly compensation corresponding to the taxable value of benefits no longer available to the Employee.

4.5

The Employee may also receive an annual cash bonus which may be up to three (3) months' base salary. Such bonus will be entirely discretionary and will be decided by the Board of Directors of the Parent.

4.6

The Employee will be entitled to participate in Parent's 2018 Equity Incentive Plan (the "Plan") related to the issuance of Options (as defined in the Plan) to subscribe to newly issued shares of the Parent's common stock, par value of $0.0001 per share (the "Common Stock"), upon the exercise of the Options (the "Shares"). Subject to the approval of the Compensation Committee of the Board of Directors of the Parent, the Employee will be entitled to receive Options to purchase [40,000] shares of the Company's Common Stock. Options are typically granted at the first coming regular board meeting following the commencement date of employment set forth in clause 1.1. If granted, the Options shall have an initial exercise price equal to the fair market value of the Shares on the date of the grant. All Options, including their vesting schedule, shall be governed by the terms of the

Plan in force at the time of the grant and as determined in connection with the grant. The Employee shall execute appropriate subscription agreements with the Parent evidencing such grants, if any. In addition, the Employee will be eligible for future grants at the sole discretion of the Compensation Committee. On date of grant of any Options, the Employee will receive a copy of the Company's Plan and a description of the main terms of the Plan. The Employee agrees to be bound by the restrictions embodied in the US Securities Act of 1933, as amended (the "Act") and the securities ("Blue Sky") laws of the State of New York ("New York Law"), concerning the Options and the Shares, and agrees to be bound by the rules and regulations promulgated thereunder. The Employee hereby represent and warrant that he/she is receiving the Options or the Shares, for investment and not with a view to the distribution or public offering of the Options or the Shares, or any interest in the Options or the Shares, and no other person has a direct or indirect beneficial interest in the Options or the Shares. Unless the Shares have been registered for resale in accordance with a currently effective registration statement under the Act, the Parent may require, as a condition to the delivery of any certificates for Shares, that the Parent receive appropriate evidence that the Employee is acquiring the Shares for investment and not with a view to the distribution or public offering of the Shares, or any interest in the Shares, and a representation to the effect that the Employee shall make no sale or other disposition of the Shares unless (i) the Parent shall have received an opinion of counsel satisfactory in form and substance to it that the sale or other disposition may be made without registration under the then applicable provisions of the Act and New York Law and the rules and regulations promulgated there under, or (ii) the Shares shall be included in a currently effective registration statement under the Act.

5.	Travelling and entertainment

The Employer will reimburse the Employee reasonable travelling and entertainment costs, incurred in connection with the Employee's work for the Employer in accordance with the policies and procedures of the Employer in force at the time. Reference is made to the Travel Policy which is part of the Employment Handbook.

6.	Holiday and days off with pay

6.1The Employee is subject to the provisions of the Danish Holiday Act and is thus entitled to holiday and holiday compensation in accordance with the stipulations of the Danish Holiday Act. The Employee shall decide the periods of the vacation after consultation and approval of the Reporting Person.

6.2

The Employee shall additionally be entitled to one full day off with pay (in Danish: "feriefridage") on the first Friday after Ascension Day (in Danish: "Kristi Himmel fartsdag"), Constitution Day (in Danish: "Grundlovsdag"), and 24 December and 31 December. The Danish Holiday Act does not comprise days off with pay. Days off with pay that are not used will not entitle the Employee to any payments, and days off with pay not used may not be carried forward.

7.	Termination notices
7.1	The employment may be terminated by the Employee with three (3) months' notice to the end of a month. The Employee may not terminate the employment with a notice exceeding 3 months.

The employment may be terminated by the Employer with twelve (12) months' notice to the end of a month.

7.2	Both Parties must serve the notice in writing and the notice must reach the recipient no later than the last day of the calendar month.

The 120 days rule

7.3

Notwithstanding the above termination notices, the Parties agree that the Employer may terminate the employment with 1 months' notice to the end of a calendar month, when the following three conditions have been met: (a) if the Employee, within the latest 12 months, has received salary during sick leave for 120 days inclusive of Sundays and holidays, (b) the termination notice is served in connection with the expiry of the 120 sick leave days, and (c) the termination notice is served while the Employee is still sick.

8.	Intellectual Property Rights
8.1

All rights to any kind of texts, graphic material, concepts, computer programmes or other creations or results, which are developed partly or wholly by the Employee during the employment and as a part of the Employee's work, belong to the Employer. The Employer thus has the exclusive right to any commercial use of the work results, subject, however, to mandatory legislation.

8.2The Employee accepts that the Employee will not be able to claim any special fee or payment for inventions or other creations relating to Industrial property rights since the possible discovery of such have been taken into consideration when agreeing on the remuneration and all other terms of the employment. The Parties agree that any discoveries, etc. will normally not require the Employer to compensate the Employee in accordance with the Danish Act on Inventions made by Employees, (in Danish: "Lov om Arbejdstageres opfinde/ser") since inventions and discoveries in general are the result of a teamwork being part of the Employer's research- and development strategy. Thus, the results will normally be a combination of the Employee's work and the Employer's collective sum of experiences and know-how, and as set out above the possibilities for any such discoveries, etc. have been take into consideration, when agreeing on the remuneration and all other terms of the employment, any such discoveries will fall under what may reasonably be expected from the Employee.

9.	Other stipulations
9.1

The Employee agrees to be bound by and accepts the terms and provisions contained in this contract, and agrees to adhere to the instructions given by the Employer during the employment, which the Employer considers to be of importance to the employment. Such instructions include, but are not limited to, the Employee's personal behaviour within the workplace and outside the workplace when dealing with customers and Employer's business partners.

9.2The Employee is thus obliged to: (a) perform all necessary overtime, cf. clause 3.4, (b) adhere to instructions in respect of personal behaviour and appearance, (c) adhere to instructions regarding work and security, including rules and regulations in regard to work and working environment, (d) adhere to any standards of work and conduct and any policies and procedures issued by the Employer.

9.3

The Employee is obliged to inform the Employer of his/her change of home address to the effect that any notices forwarded by the Employer to the address last stated by the Employee is considered as having reached the Employee as at the date on which the notice reached this address.

9.4

During the employment, the Employee is obliged to devote his/her full working day to the Employer. The Employee may not, directly or indirectly, engage in any other non-competing employment or business activities, whether paid or unpaid, unless such work/activities can be performed without any interference in the Employee's work obligations towards the Employer.

9.5

The Employee is subject to complete confidentiality regarding everything he/she learns regarding business relationships and confidential information regarding the Employer, its customers or other third parties to which the Employer is connected. This confidentiality obligation also applies after the expiry of the employment. Any breach of the confidentiality obligation is considered a gross violation of the employment contract, entitling the Employer to terminate the contract immediately. In that case the Employee is only entitled to salary up to and including the day of termination.

9.6

If the Employee's employment with the Employer is terminated for whatever reason, the Employee is obliged to return to the Employer all property that he/she has received or worked with during the employment including but not limited to manuals, reports, correspondence, case files, customer lists, price lists, catalogues, computer programs, etc. which are in the Employee's possession, and which relate to the business of the Employer. Lien cannot be exercised in any kind of property belonging to the Employer.

9.7

During the employment the Employee is prohibited from being directly, or indirectly engaged with or interested in any company or business activity, which is competing with the Employer. If the cohabiting spouse of the Employee or a person with whom the Employee is living in a relationship participates in such activities, the Employer shall be informed hereof immediately.

10.IT policies /Email

10.1

The Employer provides the Employee the use of internet and the use of email, in order to facilitate information search and increase the possibilities of communication in the performance of his/her duties for the Employer. For the purposes of the performance of his/her duties, the Employee will be provided with a specific email account. The Employer considers the Employee's emails and attached files (except for emails specifically marked "personal" or "private", cf. clause 10.4 below), as the property of the Employer, and the Employee accepts that the Employer has access to the said email account in connection with illness, holidays, training courses, termination, etc.

10.2

Use of the internet access and use of emails shall take place in accordance with the Employer's IT Policy which is part of the Employee Handbook. In order to ensure observance of the rules for IT security and in order to avoid or remedy system failures, the IT Administrator may open all emails and any attachments thereto.

10.3

Use of the internet access and use of emails for private purposes may only take place to the extent it is consistent with the Employee's performance of his/her work for the Employer and in compliance with the Employer's IT Policy.

10.4

Emails sent to and/or from the Employee are considered the property of the Employer, unless the email is marked "personal" or "private" in the subject field (hereinafter referred to as "Private Emails"). The latter emails are considered the property of the Employee. The Employee should note, however, that any emails may be opened and read by the IT Administrator, cf. clause 10.6.

10.5

It is the responsibility of the Employee that Private Emails are deleted from the Employee's email account upon termination of the employment. Private Emails not deleted at the end of the employment, shall be deleted by the Employer. The Employer will decide the time for the closing of the Employee's email account. Emails received between termination of the employment and the closing of the email account, shall be opened by the Employer. However, this will not apply to Private Emails, unless circumstances so prescribe.

10.6

The Employee's movements on the internet will be registered in a central log file, while another central log file shall contain copies of all emails sent to and from the Employee's email account. The Employer has the right at all times, to control that the above rules and the rules of the IT Policy are observed. The IT administrator may open all emails and at-attachments and obtain knowledge of any movements on the internet, if and to the extent this is necessary in connection with such control. Said control will be performed with random compliance checks.

10.7	Reference is made to the IT-Policy which is part of the Employment Handbook.
10.8	Gross or repeated violations of the above rules including the IT-Policy may result in dismissal.
11.	Personal data

The Employer processes personal data of the Employee such as name, social security number, address, nationality and bank account details for the use of salary and personnel administration. Reference is made to the "GDPR Privacy Notice to Employees", which is part of the Employment Handbook.

12.Absence/Illness

If the Employee is absent due to illness or for other reasons, his/her absence must be reported to the Employer immediately at the start of the first working day of his/her illness. Detailed rules on documentation, reporting and Employee's obligation to assist the Employer in receiving sick pay reimbursement are set forth in the Employee Handbook.

13.	Collective Agreement s and Employee Handbook
13.1	The employment is not regulated by a collective agreement.
13.2

An Employee Handbook is handed out to the Employee in connection with the conclusion of this Employment Contract. The Employee Handbook (including all exhibits mentioned therein) be considered an integral part of this Employment Contract. The Employee Handbook contains a number of conditions that are significant for the employment relationship, including without limitation the following: (a) non-smoking & alcohol policy, (b) rights in connection with children's illness, (c) rules regarding paternity, maternity leave/adoption, (d) Code of Conduct and other mandatory internal rules and codes including without limitation relating to: (1) Anti-Bribery and Anti-Corruption, (2) Insider Trading, (3) Related Party Transactions, (4) Whistle-Blower and (5) IT-Policy.

13.3

The shares of the Employer's parent company Y-mAbs Therapeutics Inc., are listed on NASDAQ in New York and as a result Y-mAbs Therapeutics Inc. is subject to stringent public reporting requirements and all trading in the shares of Y-mAbs Therapeutics Inc., must comply with all applicable laws and regulations concerning securities trading, commonly known as "insider trading". Please refer to the In sider Trading Policy for guidelines with respect to transactions in Y-mAbs Therapeutics Inc.' securities and in the securities of any company partner.

13.4	Any violation of any of the above conditions and/or any of the other conditions set forth in the Employee Handbook may lead to your dismissal.
14.	Governing law and jurisdiction

This contract shall be governed by and construed in accordance with Danish law and shall be subject to Danish court proceedings.

15.Signatures & acknowledgment

15.1	This employment contract shall be signed by both Parties, and the original shall be kept by the Employer. The Employee shall receive a duplicate copy of the signed contract.
15.2

By signing below the Employee also confirms to have received a copy of the Employee Handbook with all appendices thereto. All updates to the Employee Handbook may be done by the Employer' by publishing the updated version on the corporate server and notifying the Employee by e-mail.

Date: 2nd March 2020	Date: 2nd March 2020
Y-mAbs Therapeutics A/S	The Employee:

/s/ CLAUS MØLLER	/s/ VIGNESH RAJAH
Dr. Claus Møller, CEO	Dr. Vignesh Rajah

(Enclosure: Employee Handbook with all exhibits).